Exhibit 99.1

FOR IMMEDIATE RELEASE

JanOne bolsters its scientific advisory board with two leaders in the medical field for vascular regeneration and interventional pain

Houston Methodist Research Institute Professor and Chair of the Department of Cardiovascular Sciences Dr. John Cooke and LSU Health Shreveport Vice Chancellor

Dr. Alan Kaye Join the JanOne Team

Las Vegas, Nevada, July 30, 2020 – JanOne Inc. (NASDAQ:JAN), a company focused on finding treatments for conditions that cause severe pain and bringing to market drugs and therapies with non-addictive pain-relieving properties has added two members to its impressive scientific advisory board.  John Cooke, MD, PhD will contribute his esteemed depth of vascular expertise to help guide the success of our clinical therapeutic for the treatment of PAD. Alan Kaye, MD, PhD, is an internationally renowned anesthesiologist and pharmacologist whose pain management research and clinical formulation expertise will play a critical role in advancing our efforts to bring non-addictive pain solutions to market.

“I was impressed with JanOne’s progress towards the next phase of trials for its Peripheral Artery Disease (PAD) treatment. PAD affects over 8.5 million people in this country, and our medical treatments for relieving the symptoms of PAD are limited.  I look forward to working with my other accomplished colleagues on the JanOne scientific advisory board,” commented Dr. Cooke.

Dr. Kaye adds, “Finding answer to treating pain and doing so with formulations without addictive properties is an area of research that has garnered my attention for over twenty years. JanOne’s commitment to finding answers to treat diseases that cause chronic pain in a manner to reduce the need for opioid prescriptions is particularly appealing. I am honored to be a part of the team.”

Dr. Cooke’s impressive career spans over 30 years with significant achievements in cardiovascular medicine and research. Receiving his doctorate from Wayne State University School of Medicine, he trained at the Mayo Clinic in cardiology and vascular medicine where he went on to obtain his PhD in physiology. Subsequently he was an assistant professor at Harvard Medical School and served in leadership roles at Stanford University’s vascular biology and medicine program and became associate director of the Stanford Cardiovascular Institute. Having published over 500 papers and reviews, an inventor on over 30 patents and with over 30,000 citations in vascular medicine and biology to his name, Dr. Cooke currently serves as the chairman for the Department of Cardiovascular Sciences, and Director of the Center for Cardiovascular Regeneration at Houston Methodist Research Institute.

Dr. Kaye has a long, well-regarded professional background that includes serving in the United States Army Medical Reserves as a captain for seven years and five years as major.  Earning his doctorate from the University of Arizona Medical School and a PhD in pharmacology from Tulane School of Medicine, Dr. Kaye also completed a pain fellowship at Texas Tech University Health Sciences Center. Today, his expertise can be attributed to over 800 publications and he is the author of over 40 books, many related to pain management.  Dr. Kaye brings significant clinical pain formulation expertise, most recently assisting with the formulation of sustained release gabapentin for FDA approval. He received the Academic Achievement Award from the American Society of Interventional Pain Physicians in 2016.

Exhibit 99.1

“Drs. Cooke and Kaye reflect the outstanding quality of medical proficiency and clinical experience we know is necessary for us to broaden our clinical pipeline. We are privileged to have both of them on our scientific advisory board” remarked Tony Isaac, JanOne’s chief executive officer.

About JanOne

JanOne is a unique NASDAQ-listed company that is focused on bringing medications to market to treat diseases that cause severe pain in an effort to reduce the need for prescriptions opioids often used to treat disease associated pain. The company is also exploring solutions for non-addictive pain medications. The lead candidate is for treating peripheral artery disease (PAD), a condition that affects over 8.5 million Americans, with plans currently underway for phase 2b trials. JanOne is currently dedicated to funding resources toward innovation, technology, and education for PAD and neuropathic pain. The company continues to operate its legacy businesses, ARCA Recycling and GeoTraq, under their current brand names, but has recently announced both are undergoing a review to determine appropriate strategic alternatives in an effort to focus on it biopharma interests.   ARCA Recycling provides turnkey recycling and replacement services for utilities and other sponsors of energy efficiency programs. GeoTraq engages in the development, design and, ultimately, the company expects, sale of Mobile IoT modules. Please visit www.janone.com for additional information.

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Mark Rosenberg

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